EXHIBIT 99.1

IMPAC COMPANIES

401(k) SAVINGS PLAN

As Amended and Restated

Effective January 1, 2001

IMPAC COMPANIES

401(k) PLAN

As Amended and Restated Effective January 1, 2001

with Certain Provisions Effective as Specified

PREAMBLE

Prior to January 1, 2001, IMPAC Funding Corporation (the “Principal Employer”) and its affiliated companies participated in the Imperial Credit Industries, Inc. Salary Investment Plan (the “Prior Plan”) for the benefit of its employees.

Effective as of January 1, 2001, the portion of the Prior Plan attributable to the employees of the Principal Employer and its affiliated companies has been amended and restated as a separate plan (“the Plan”). The terms of the Plan, as so amended and restated, are set forth herein and are intended to continue to qualify as a profit sharing trust which meets the qualification and tax exemption requirements of Sections 401(a) and 501(a) of the Internal Revenue Code of 1986, as amended, and any other provisions of applicable law.

Unless otherwise expressly provided herein, or as may be required by applicable law, the rights of any person whose employment terminated or who retired prior to the effective date of this amendment and restatement, or the effective date of any particular provision, as provided herein, shall be determined solely under the terms of the Plan as in effect on the date of his termination of employment or retirement, unless such person is thereafter reemployed and again becomes a Participant.

ARTICLE I

DEFINITIONS

The words and phrases used herein shall have the following meanings unless a different meaning is plainly required by the context:

1.1 “Account” means the account established and maintained under the Plan on behalf of a Participant pursuant to Section 6.1, including, as applicable, his Elective Account, Matching Account, Profit Sharing Account and Rollover Account.

1.2 “Actual Contribution Percentage” means, separately with respect to Participants who are Highly Compensated Employees and all other Participants, the average, calculated to the nearest hundredth of a percentage point, of the Actual Contribution Ratios of each Participant in that group.

1.3 “Actual Contribution Ratio” means, for any Plan Year, with respect to any Participant, the ratio, calculated to the nearest hundredth of a percentage point, of (a) the amount of Matching Contributions made pursuant to Section 4.3 on behalf of such Participant for the Plan Year (including any Elective Contributions or Employer Contributions which are treated as Matching Contributions pursuant to Section 5.3(c)) to (b) the Participant’s Compensation for that Plan Year (excluding any such Compensation for the period prior to the date he became a Participant).

1.4 “Actual Deferral Percentage” means, separately with respect to Highly Compensated Employees who are Participants and all other Participants, the average, calculated to the nearest hundredth of a percentage point, of the Actual Deferral Ratios of each Participant in that group.

1.5 “Actual Deferral Ratio” means, for any Plan Year, with respect to any Participant, the ratio, calculated to the nearest hundredth of a percentage point, of (a) the amount of Elective Contributions made on behalf of such Participant pursuant to Section 4.1 for the Plan Year (including any Matching Contributions or Employer Contributions which are treated as Elective Contributions for such Plan Year pursuant to Section 5.2(b)) to (b) the Participant’s

Compensation for that Plan Year (excluding any such Compensation for the period prior to the date he became a Participant).

1.6 “Administrator”means the person or other entity provided for in Article XI. To the extent that no one is designated as the Administrator pursuant to Article XI, the Principal Employer shall be the Administrator. For purposes of ERISA, the Administrator shall be the named fiduciary of the Plan with respect to the matters for which it is hereby made responsible under the Plan, and shall be the administrator of the Plan for purposes of ERISA.

1.7 “Applicable Law” References to applicable law, whether or not capitalized, shall mean the Code, ERISA and any other law which governs the operation of this Plan, and any regulations, rulings or other administrative or judicial clarifications thereunder.

1.8 “Basic Matching Account” means the portion of a Participant’s Account attributable to Basic Matching Contributions, as adjusted for investment gain and loss.

1.9 “Basic Matching Contributions” means the contributions made by an Employer pursuant to Section 4.3(a) as a match to a Participant’s Elective Contributions.

1.10 “Beneficiary” means the person or persons entitled to receive a distribution under the Plan in the event of the Participant’s death, as provided in Article IX.

1.11 “Break in Service”means the period described in Section 3.2.

1.12 “Code” means the Internal Revenue Code of 1986, as it now exists and as it may from time to time be amended. Any reference to a section of the Code shall include that section and any predecessor or successor citation, if applicable.

1.13 “Compensation” means an Employee’s total cash remuneration for services rendered to an Employer as determined under Income Tax Regulations Section 1.415-2(d), including overtime, bonuses, and commissions, but excluding reimbursements or other expense allowances, fringe benefits (cash and noncash), moving expenses, welfare benefits and contributions to any pension or profit sharing plan or any other forms of deferred compensation where payment is made after the Employee ceases to render employment services to an Employer. Compensation shall include amounts contributed on behalf of a Participant to any flexible benefits plan established by the Employer under Code Section 125. Compensation shall also include those amounts which would otherwise reduce a Participant’s Compensation pursuant to an election made under Section 4.1. Compensation for any Plan Year shall exclude any portion of a Participant’s annual Compensation which is in excess of the applicable dollar limit under Code Section 401(a)(17) for such Plan Year ($170,000, as adjusted under said Section). Remuneration paid to an Employee pursuant to a collective bargaining agreement shall be excluded unless the agreement provides for coverage of such Employee under this Plan.

1.14 “Disability” means the incapacity of a Participant due to a physical or mental condition, which renders him unable to continue his usual and customary employment with the Employer and, which is expected to be of long or indefinite duration or to result in death.

1.15 “Discretionary Matching Account” means the portion of a Participant’s Account attributable to Basic Matching Contributions, as adjusted for investment gain and loss.

1.16 “Discretionary Matching Contributions” means the contributions made by an Employer pursuant to Section 4.3(b) as an additional match to a Participant’s Elective Contributions.

1.17 “Elective Account” means the portion of a Participant’s Account attributable to his Elective Contributions, as adjusted for investment gain and loss.

1.18 “Elective Contributions” means the Elective Contributions made by the Participant pursuant to Section 4.1, and any contribution made by the Employer pursuant to Section 4.5.

1.19 “Eligible Employee” means any Employee of an Employer, excluding any employee who is included in a unit of employees covered by a collective bargaining agreement under which retirement benefits have been the subject of good faith bargaining, but which does not provide for his participation in the Plan.

1.20 “Employee” means any person employed by an Employer or a Related Employer, including a self employed person who is treated as an employee under Code Section 401(c)(1), but excluding any person who is considered a leased employee within the meaning of Code Section 414(n)(2). Any person who performs services for the Employer or Related Employer solely as a consultant or any other type of independent contractor shall not be considered to be employed by such Employer or Related Employer.

1.21 “Employer” means the Principal Employer or any Related Employer which, with the consent of the Principal Employer, adopts the Plan and Trust Fund by appropriate action and makes participation under the Plan available to its Employees in the manner and to the extent permitted by the Principal Employer. Any Employer which adopts the Plan shall be deemed thereby to appoint the Principal Employer, the Administrator and the Trustee its exclusive agents to exercise on its behalf all of the power and authority conferred by the Plan or by the Trust Fund and shall make its allocable contributions to the Plan. The authority of the Principal Employer, the Administrator and the Trustee to act as such agents shall continue until the Plan is terminated as to such Employer and the relevant Trust Fund assets have been distributed by the Trustee as provided in Article XIII.

1.22 “Employer Contributions” means the Basic and Discretionary Matching Contributions and Profit Sharing Contributions (if any) made by an Employer pursuant to Sections 4.3 and 4.4.

1.23 “Employment Commencement Date” means the first day on which an Employee completes an Hour of Service.

1.24 “Entry Date”means the first day of any calendar month.

1.25 “ERISA” means the Employee Retirement Income Security Act of 1974, as it now exists and as it may be amended from time to time.

1.26 “Highly Compensated Employee” means:

(a) any Employee who, at any time during the current or preceding Plan Year, was a 5% owner of the Employer or a Related Employer (as defined in Code Section 416(i));

(b) any Employee who:

(1) during the preceding Plan Year received more than $85,000 (adjusted at the same time and in the same manner as under Code Section 415(d)) in annual Compensation from an Employer or a Related Employer, and

(2) if the Employer elects the application of this clause for a Plan Year, was in the top 20% of the aggregate number of employees of the Employer and all Related Employers for the preceding Plan Year, based on Compensation.

For purposes of this definition, “Compensation” shall mean Compensation as defined in Code Section 415(c)(3).

1.27 “Hour of Service” means an hour for which an individual is directly or indirectly paid or entitled to payment by an Employer or Related Employer for the performance of services (or would be so paid or entitled to payment but for an absence for Military Service), or for a period during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty or leave of absence. For the purposes of determining the Hours of Service credited to an individual, the provisions of Department of Labor Regulations Sections 2530.200b-2(b) and (c) are incorporated by reference.

1.28 “Matching Account” means the portion of a Participant’s Account attributable to Basic and Discretionary Matching Contributions, as adjusted for investment gain and loss.

1.29 “Matching Contributions” means the contributions made by an Employer pursuant to Section 4.3 as a match to a Participant’s Elective Contributions.

1.30 “Normal Retirement Date” means the Participant’s 65th birthday.

1.31 “Participant” means an Eligible Employee who participates in the Plan, as provided in Section 2.1. The term “Participant” shall include former Employees whose accounts have not yet been fully distributed.

1.32 “Plan” means The IMPAC Companies 401(k) Savings Plan, as set forth herein, and as it may from time to time hereafter be amended.

1.33 “Plan Year” means the calendar year.

1.34 “Principal Employer” means IMPAC Funding Corporation, or any successor thereto.

1.35 “Profit Sharing Account” means the portion of a Participant’s Account attributable to Profit Sharing Contributions, as adjusted for investment gain or loss.

1.36 “Profit Sharing Contributions” means the contributions made by an Employer pursuant to Section 4.4.

1.37 “Qualified Domestic Relations Order” means a domestic relations order which constitutes a qualified domestic relations order within the meaning of Code Section 414(p).

1.38 “Reemployment Commencement Date” means the first date that an Employee is credited with an Hour of Service following a Break in Service.

1.39 “Related Employer” means any business which is included in a controlled group of corporations (within the meaning of Code Section 414(b)), which includes the Principal Employer, any trade or business (whether or not incorporated) which is under common control with the Principal Employer (within the meaning of Code Section 414(c)), any organization included in the same affiliated service group (within the meaning of Code Section 414(m)) as the Principal Employer and any other entity required to be aggregated with the Principal Employer pursuant to regulations under Code Section 414(o); except that for purposes of applying the limitations of Section 5.6, Code Section 415(h) shall apply.

1.40 “Rollover Account” means the portion of a Participant’s Account attributable to Rollover Contributions, adjusted for investment gain and loss.

1.41 “Rollover Contribution” means any contribution made by a Participant in accordance with Section 4.7.

1.42 “Service” means employment with the Employer or a Related Employer.

1.43 “Termination of Employment” or words of similar import means the termination of an Employee’s employment with an Employer or a Related Employer under circumstances where he is no longer employed by an Employer or a Related Employer. Transfer of employment from an Employer or a Related Employer or vice versa, shall not constitute a termination of employment.

1.44 “Trust Fund” or “Fund” means the Trust established pursuant to Article X to hold all of the assets of the Plan.

1.45 “Trustee” means the Trustee or Trustees named in the Trust Agreement referred to in Article X hereof and any additional or successor Trustee or Trustees from time to time acting as Trustee of the Trust Fund as provided in Section 10.2. “Trustee” shall be deemed to refer to the plural as well as the singular, except where the context otherwise requires.

1.46 “Valuation Date” means the last day of each Plan Year, and such other dates as the Administrator may prescribe.

1.47 “Vested Account” means that portion of a Participant’s Account which, on the particular date of determination, is vested under the provisions of Section 7.3.

1.48 “Year of Service” means the period described in Section 3.1.

ARTICLE II

PARTICIPATION

2.1 Eligibility Requirements.

(a) Participants on December 31, 2000 – Each person who was a Participant in the Plan on December 31, 2000, and continues as an Eligible Employee thereafter shall continue to be a Participant hereunder as of January 1, 2001. Each other Eligible Employee shall become a Participant of the Plan in accordance with paragraph (b) below.

(b) General Eligibility – An Employee who is not described in (a) above, shall become a Participant as of the first Entry Date on which:

(i) at least six months have elapsed since his Employment Commencement Date; and

(ii) he is then an Eligible Employee.

(c) Election to Make Pre-Tax Contributions – Each Participant shall be entitled to elect to make Elective Contributions in accordance with Section 4.1 as of any date on or after the date on which he becomes a Participant in accordance with this Section 2.1. Any such election shall be made pursuant to a valid and legally binding salary reduction agreement between the Participant and his Employer which includes any necessary payroll reduction authorization. Except as otherwise provided in Section 4.2, an election to make Elective Contributions shall be effective as of the date specified in such election. Any election made in accordance with this Section 2.1(c) shall remain effective until changed in accordance with Section 4.2.

(d) Application – In addition to the election described in Section 2.1(c), an Eligible Employee who becomes a Participant in accordance with this Section 2.1 shall file with the Administrator such additional application materials as the Administrator deem appropriate, including beneficiary designations.

2.2 Termination of Participation.

A Participant shall not be entitled to make or receive contributions in accordance with Article IV with respect to any period on or after the date of termination of employment, death or during which he is not an Eligible Employee. However, a Participant shall continue to be a Participant for all other relevant purposes of the Plan (other than Article VIII) until such time as his Account is fully distributed to him or forfeited in accordance with the terms of the Plan.

2.3 Interruption in Service.

(a) Break in Service – If a Participant terminates employment and incurs a Break in Service before becoming vested in any Employer Contributions pursuant to Section 7.3, and if the number of consecutive one-year Breaks in Service constituting such Break in Service exceeds the greater of five years or his Years of Service prior to such Break in Service (excluding any Years of Service previously disregarded under the Break in Service provisions of the Plan), then, in the event he returns to Service, he shall be treated as a new Employee for all purposes of the Plan. In all other cases of a termination of employment accompanied by a Break in Service he shall be eligible to participate in the Plan as of the first day of the month coincident with or immediately following the date he again becomes an Eligible Employee.

(b) No Break in Service – If a Participant terminates employment and does not incur a Break in Service, he shall be eligible to resume full participation in the Plan immediately upon his return to employment as an Eligible Employee.

(c) No Termination of Employment – If a Participant ceases to be an Eligible Employee but does not terminate employment, his participation in the Plan shall be subject to the provisions of Section 2.2 during the period in which he is not an Eligible Employee and he shall be eligible to resume full participation in the Plan immediately upon resuming the status of an Eligible Employee.

2.4 Qualified Military Service.

Notwithstanding any provision of the Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Code Section 414(u).

ARTICLE III

SERVICE

3.1 Year of Service.

An individual shall be credited with a Year of Service for each Plan Year during which he completes at least 1,000 Hours of Service.

3.2 Break in Service.

An individual shall incur a Break in Service in any Plan Year in which he has not completed at least 501 Hours of Service. Solely for purposes of determining whether a Break in Service has occurred, an individual shall be credited with the Hours of Service which such individual would have completed but for a maternity or paternity absence, as determined by the Administrator in accordance with applicable law and the provisions of this Section, provided, however, that the total Hours of Service so credited shall not exceed 501 Hours and the individual timely provides the Administrator with such information as it shall require. Hours of Service credited for a maternity or paternity absence shall be credited entirely (i) in the Plan Year in which the absence began if such Hours of Service are necessary to prevent a Break in Service in such Plan Year, or otherwise (ii) in the following Plan Year. For purposes of this Section, an absence from work for maternity or paternity reasons means an absence from employment which commences and continues (a) by reason of the pregnancy of the individual, (b) by reason of the birth of a child of the individual, (c) by reason of the placement of a child with the individual in connection with the adoption of such child by the individual, or (d) for purposes of caring for such child for a period beginning immediately following such birth or placement.

3.3 Restoration of Eligibility and Service.

(a) In General – Except as otherwise provided in (b) below, if an Employee incurs a Break in Service and subsequently has a Reemployment Commencement Date, his Years of Service prior to the Break in Service shall be restored as soon as he has completed a Year of Service, such restoration to be effective as of his Reemployment Commencement Date. However, Service rendered after at least five consecutive one year Breaks in Service will not be counted in determining a Participant’s vested interest under Section 7.3 in the portion of his

Account attributable to Employer Contributions made with respect to periods prior to such Break in Service.

(b) Exception – Years of Service prior to a Break in Service shall not be restored upon an Employee’s Reemployment Commencement Date if the Employee had no vested interest in Employer Contributions under Section 7.3 at the time of the Break in Service, and if the number of consecutive one year Breaks in Service (as determined under Section 3.2 hereof) equals or exceeds the greater of (i) five, or (ii) the number of Years of Service prior to such Break in Service.

ARTICLE IV

CONTRIBUTIONS

4.1 Elective Contributions.

(a) Amount of Elective Contributions – Subject to the limitations of (b) below and Article V, each Participant may elect to make an Elective Contribution of at least 1% but not more than 15% of his Compensation for each payroll period. Elective Contributions shall be made by payroll reduction in accordance with the salary reduction agreement described in Section 2.1(c) and shall only be permitted for those periods during which the Participant is an Eligible Employee and has a valid salary reduction agreement in effect.

(b) Highly Compensated Employees – notwithstanding the provisions of (a) above, Elective Contributions made by a Highly Compensated Employee in any Plan Year shall be limited to 6% of the Highly Compensated Employee’s Compensation for that Plan Year.

(c) Payment and Allocation of Elective Contributions – All Elective Contributions made by or on behalf of the Participant shall be transferred by the Employer to the Trust Fund and allocated to the Participant’s Elective Account as soon as administratively practicable after the end of the payroll period for which the payroll reduction is made, but not later than the time required by applicable law.

4.2 Change and Suspension of Elective Contributions.

(a) A Participant may suspend Elective Contributions as of any date and may change the rate of or resume Elective Contributions effective as of the first day of any calendar month, or such other time as may be prescribed by the Administrator, by filing a prescribed form with the Administrator within such time prior to the effective date of the change as the Administrator shall prescribe. Any such change shall become effective in the first payroll period for which it can be administratively effected and shall remain in effect for all subsequent payroll periods until changed as permitted under this Section 4.2.

(b) During any Plan Year, the Administrator may require a Participant to decrease or suspend Elective Contributions to the extent necessary to comply with the limitations of Article V for that Plan Year. The Participant’s contribution rate in effect prior to a required reduction shall resume as of the first payroll period in the next Plan Year, unless changed in accordance with Section 4.2(a).

4.3 Matching Contributions.

(a) Amount of Basic Matching Contributions – Each Employer shall determine, prior the beginning of each Plan Year, whether and to what extent to make a Basic Matching Contribution on behalf of its Participants who make Elective Contributions in such Plan Year and who are eligible for such contribution in accordance with (c) below. Subject to the limitations of Article V, the amount of such Matching Contribution to be made on behalf of each such Participant shall be expressed as a percentage of the Elective Contributions made by such Participant for such Plan Year, or as a percentage of the Participant’s Compensation for such Plan Year, subject to any maximum limitations as the Employer shall determine. Notice of an Employer’s determination with respect to any Plan Year shall be given to Participants as soon as practicable after such determination is made. Notwithstanding the foregoing, the Basic Matching Contribution in effect until changed shall be 50% of the portion of the Participant’s Elective Contributions not in excess of 4% of Compensation.

(b) Amount of Discretionary Matching Contributions – In addition to the Matching Contributions described in (a) above, an Employer may, in its sole discretion, but subject to the limitations of Article V, determine to make additional Discretionary Matching Contributions with respect to any Plan Year on behalf of Participants who are eligible in accordance with (c) below. Such additional contributions may be expressed as an aggregate amount to be allocated as described below, as an increase in the otherwise stated matching percentage or in the maximum amount of Elective Contribution to be matched, or any combination thereof, and may further be limited to such Participants as meet specified criteria determined by the Employer. If the Discretionary Matching Contribution for any Plan Year is a specific aggregate dollar amount, such amount shall be allocated among Participants, as follows, until the entire amount of such contribution is allocated:

(i) First, an amount shall be allocated to the Discretionary Matching Accounts of eligible Participants who have made Elective Contributions in excess of 4% of their Compensation for the Plan

Year, equal to 50% of the portion of each such Participant’s Elective Contributions in excess of 4% but not in excess of a maximum percentage of Compensation to be determined by the Employer prior to the beginning of a Plan Year. Notwithstanding the foregoing, the maximum percentage referred to in the preceding sentence in effect until changed shall be 8% of Compensation.

(ii) Then, an amount shall be allocated to the Discretionary Matching Accounts of eligible Participants who have made Elective Contributions in the Plan Year, equal to 50% of the portion of each such Participant’s Elective Contributions not in excess of 4% of Compensation.

(iii) Then, an amount shall be allocated to the Discretionary Matching Accounts of eligible Participants who have made Elective Contributions in excess of 4% of their Compensation for the Plan Year, equal to 50% of the portion of each such Participant’s Elective Contributions in excess of 4% but not in excess of the maximum percentage of Compensation in effect under (i) above.

(iv) Then, any remaining amount shall be allocated to the Discretionary Matching Accounts of eligible Participants who have made Elective Contributions in the Plan Year, in the proportion that each such Participant’s Elective Contributions not in excess of 4% of Compensation bears to the total for all eligible Participants of all such Elective Contributions not in excess of 4% of Compensation.

(v) If the amount available for allocation is not sufficient to make the full allocation described in either (i) (ii) or (iii) above, the 50% allocation rate specified therein shall be reduced in proportion to the ratio that the amount available for allocation under such paragraph bears to the total amount that could have been allocated under that paragraph if there were sufficient funds.

(a) Eligibility for Matching Contribution – A Participant shall be eligible to receive a Matching Contribution for any Plan Year if he is employed by an Employer on the last day of such Plan Year.

(d) Time of Matching Contributions – Matching Contributions shall be made to the Trust Fund no later than the latest date as of which such contributions must be made in order to be treated as made on account of such Plan Year under applicable law.

(d) Allocation of Matching Contributions – Matching Contributions made on behalf of a Participant shall be allocated to the Participant’s Matching Account as soon as administratively practicable after being made, but no later than the last day of the Plan Year for which such contributions are made.

4.4 Profit Sharing Contribution.

(a) Profit Sharing Contribution – Subject to the limitations of Article V, the Employer may, in its sole discretion and in such amounts as it may determine, make a Profit Sharing Contribution for any Plan Year on behalf of Participants who are eligible for such contribution in accordance with (b) below.

(b) Eligibility for Profit Sharing Contribution – A Participant shall be eligible to receive a Profit Sharing Contribution for any Plan Year if (i) he has completed a Year of Service in such Plan Year, and (ii) he is employed by an Employer on the last day of such Plan Year, or terminated employment during such Plan Year due to death, Disability or on or after age 65.

(c) Time and Manner of Profit Sharing Contributions – Profit Sharing Contributions made in accordance with (a) above for any Plan Year shall be made no later than the latest date as of which such contributions must be made in order to be treated as made on account of such Plan Year under Section 404 of the Code.

(d) Allocation of Profit Sharing Contributions – Any Profit Sharing Contribution for any Plan Year shall be allocated to the Profit Sharing Accounts of eligible Participants in the proportion that each such Participant’s Compensation for such Plan Year bears to the total of such Compensation of all such Participants for such Plan Year.

4.5 Compliance Contribution.

An Employer may make a contribution with respect to any Plan Year solely for the purpose of enabling the Plan to satisfy the limitations of Sections 5.2 through 5.4 for such Plan Year. Such contribution shall be treated as an Elective Contribution and shall be allocated only to Participants who are not Highly Compensated Employees and may further be limited to such Participants whose Compensation does not exceed a specified limit determined by the Employer. Any such contribution shall be allocated to affected Participants in the same ratio that each such affected Participant’s Compensation for the Plan Year bears to the total Compensation of all such affected Participants for such Plan Year.

4.6 Return of Contributions to Employer.

Except as otherwise provided in this Section 4.6, all contributions made by an Employer shall be irrevocable and shall be transferred to the Administrator and held as provided in Article X, to be used in accordance with the provisions of this Plan in providing the benefits and paying the expenses hereof. Notwithstanding the preceding provisions of this Article IV, to the extent permitted by applicable law, contributions shall be returned to an Employer under the following circumstances:

(a) Mistake – If and to the extent that any contribution was made by a mistake of fact, the Administrator may return the contribution to the Employer at any time within one year after the payment of such contribution.

(b) Nondeductibility – All contributions made by an Employer are expressly conditioned on their deductibility under Code Section 404. If and to the extent that the Internal Revenue Service determines that a contribution is not deductible under Code Section 404, the Administrator may return the contribution to the Employer at any time within one year after the date of disallowance.

(c) Adjustments – Any contribution returned pursuant to (a) or (b) above shall be adjusted to reflect only its proportionate share of the Trust Fund’s loss, if any.

(d) Limitation on Rights – Notwithstanding any provision of this Plan to the contrary, the right or claim of any Participant or Beneficiary to any asset of the Trust or to any benefit under the Plan shall be subject to and limited by the provisions of this Section 4.6.

4.7 Rollover Contributions.

In accordance with procedures established by the Administrator and applied in a uniform and nondiscriminatory manner, an Eligible Employee (whether or not then a Participant) may make a Rollover Contribution to the Plan at any time of cash, or such other property as the Administrator may specifically approve in advance, of the taxable portion of an “eligible rollover distribution” which the Employee received from another qualified pension or profit sharing plan or an individual retirement account within the meaning of Code Section 408(d)(3)(A)(ii) and which is contributed to the Plan in compliance with the requirements for the Employee making a federal income tax-free “rollover” contribution under the Code, including the direct transfer of such Rollover Contribution to the Trust Fund from such other plan or account. The Administrator shall obtain such evidence, assurances, opinions and certifications it may deem necessary to establish to its satisfaction that the amounts to be contributed as a Rollover Contribution will not affect the qualification of the Plan or the tax-exempt status of the Trust under Code Sections 401(a) and 501(a). Any Rollover Contribution which is found by the Administrator not to be qualified for tax-free rollover treatment shall be returned to the Participant. Any expense to or liability incurred by the Plan or any fiduciary of the Plan because of a transfer of such disqualified assets to the Administrator shall be borne solely by and charged to the individual who requested the transfer. Rollover Contributions shall be credited to the Participant’s Rollover Account. At all times a Participant shall be 100% vested in the value of his Rollover Account.

4.8 Forfeitures.

(a) Determination of Forfeitures – If a Participant who has terminated employment before he has become 100% vested in Employer Contributions pursuant to Section 7.3, the nonvested portion of his Account shall be forfeited as of the earlier of (i) the date he receives a distribution of his Vested Account, and (ii) the last day of the Plan Year as of which he incurs five consecutive one-year Breaks in Service. For purposes of the preceding sentence, a Participant who terminates employment with no vested interest in his Account shall be deemed to have received a distribution of his entire Vested Account.

(b) Reallocation of Forfeitures – The total amount of forfeitures determined in accordance with (a) above with respect to any Plan Year shall be used to reduce future Employer Contributions or to defray the expenses of the Plan.

(c) Return to Employment and Restoration of Forfeitures – If a Participant incurs forfeitures in accordance with (a) above and returns to the employ of the Employer or a Related Employer before he incurs five consecutive one year Breaks in Service, the amount forfeited from his Account shall be restored to such Account upon such return to employment. Any such restoration shall be made from current forfeitures, and to the extent necessary, from amounts contributed directly by the Employer. No restoration of forfeitures shall occur with respect to a Participant who returns to employment after incurring at least five consecutive one year Breaks in Service.

ARTICLE V

LIMITATIONS ON CONTRIBUTIONS

5.1 Dollar Limitation on Elective Contributions.

(a) During any Plan Year, the Elective Contributions made on behalf of a Participant shall not exceed the dollar limitation contained in Code Section 402(g) in effect at the beginning of such Plan Year. In order to prevent the limitation of this Section from being exceeded for any Plan Year, the Administrator may prospectively limit the percentage or amount of Compensation which a Participant may elect to have contributed as an Elective Contribution.

(b) If the Elective Contributions of a Participant which are made to the Plan and any other plan of a Related Employer exceed the limitation of Section 5.1(a) as of the end of any Plan Year, or if prior to March 1 following the end of any Plan Year a Participant has submitted to the Administrator, in writing, a certification stating that all or part of his Elective Contributions to the Plan constitute “excess deferrals” under Code Section 402(g), such excess amount and any income allocable thereto shall be distributed to the Participant no later than April 15 following the end of the calendar year with respect to which such excess amount was contributed. Notwithstanding the distribution of any Elective Contributions in accordance with this Section 5.1(b), such Elective Contributions shall be included for purposes of determining the Actual Deferral Ratio of Highly Compensated Employees, but not of all other Eligible Employees.

(c) If, as a result of the application of Section 5.1(b), a Participant’s Elective Contribution is reduced, the corresponding Matching Contribution shall be forfeited and used to reduce future Matching Contributions. The vesting provisions of this Plan applicable to Matching Contributions are conditioned on such Elective Contributions being permissible Elective Contributions. Elective Contributions in excess of the applicable limit described in Section 5.1(a) are specifically prohibited and, as a result, the Employer reserves the right for up to one Plan Year following the Plan Year for which the Matching Contribution was made to recapture any Matching Contribution mistakenly made to the Plan as a result of Elective Contributions exceeding the limitation of Code Section 402(g).

5.2 Additional Limitation on Elective Contributions.

(a) The Actual Deferral Percentage of Highly Compensated Employees for each Plan Year shall not exceed the greater of:

(1) The Actual Deferral Percentage of all other Eligible Employees for the preceding Plan Year multiplied by 1.25, or

(2) The lesser of: (A) The Actual Deferral Percentage of all other Eligible Employees for the preceding Plan Year plus two percentage points, or (B) the Actual Deferral Percentage of all other Eligible Employees for the preceding Plan Year multiplied by 2.00.

This limitation may be applied by using the Plan Year rather than the preceding Plan Year if the Employer so elects, except if such an election is made, it may not be changed except as provided by the Secretary of the Treasury.

(b) For the purposes of satisfying the tests in Section 5.2(a) for any Plan Year, the Administrator may treat all or any part of the Employer Contributions made with respect to such Plan Year as Elective Contributions. Any such treatment shall be subject to and in accordance with the provisions of Income Tax Regulations Section 1.401(k)-1(b)(5), as modified. The Administrator shall establish such accounting procedures as may be necessary to allow for the treatment provided in this Section 5.2(b), including the separate identification of such contributions.

(c) In order to prevent the limitation of this Section 5.2 from being exceeded in any Plan Year, the Administrator may limit the percentage or amount of Compensation which may be contributed as Elective Contributions by Highly Compensated Employees. If the limitation of this Section 5.2 is exceeded as of the end of any Plan Year, the amount of such excess and any income allocable thereon shall, before the end of the next succeeding Plan Year, be distributed to those Highly Compensated Employees whose Elective Contributions require reduction. The amount to be distributed shall be determined in the following manner, subject to the provisions of Code Section 401(k)(3) and any Income Tax Regulations to be issued thereunder. First, an excess contribution amount shall be determined by hypothetically reducing the Elective Contributions of those Highly Compensated Employees with the highest Actual Deferral Ratios to the extent required to meet the limitation, but not in excess of the amount that would reduce such ratios to the next highest Actual Deferral Ratio for a Highly Compensated Employee. If additional reduction is required, the hypothetical reduction process shall be repeated until the limitation is met. Second, there shall be an actual reduction of the dollar amounts of Elective Contributions for those Highly Compensated Employees with the highest dollar amounts of Elective Contributions in a total amount equal to the excess contribution derived in the hypothetical reduction process described above. This reduction shall be accomplished by reducing the Elective Contributions of those Highly Compensated Employees to the extent required to satisfy the excess contribution amount, but not in excess of the amount that would reduce such dollar amounts to the next highest dollar amount for a Highly Compensated Employee. If additional reduction is required, the actual reduction process shall be repeated until the total actual reductions equal the excess contribution amount. The provisions of this Section 5.2(c) shall be applied after application of Section 5.1(b).

(d) Notwithstanding anything to the contrary, if this Plan is aggregated with another Plan of an Employer or Related Employer for purposes of satisfying the requirements of Code Section 401(a)(4) or 410(b) (other than Code Section 410(b)(2)(A)(ii)), the provisions of this Section 5.2 shall apply to any Participant by treating all pre-tax contributions made by such Participant under such other Plan as having been made under this Plan. In addition, if a Participant who is a Highly Compensated Employee makes pre-tax contributions in any Plan Year to one or more other cash or deferred arrangements (within the meaning of Code Section 401(k)) maintained by an Employer or Related Employer, such contributions shall be treated as Elective Contributions made hereunder for purposes of determining such Participant’s Actual Contribution Ratio for such Plan Year.

5.3 Limitation on Matching Contributions.

(a) The Actual Contribution Percentage of Highly Compensated Employees for each Plan Year shall not exceed the greater of:

(1) the Actual Contribution Percentage of all other Eligible Employees for preceding Plan Year, multiplied by 1.25, or

(2) the lesser of: (A) the Actual Contribution Percentage of all other Eligible Employees for the preceding Plan Year plus two percentage points, or (B) the Actual

Contribution Percentage of all other Eligible Employees for the preceding Plan Year multiplied by 2.00.

This limitation may be applied by using the Plan Year rather than the preceding Plan Year if the Employer so elects, except if such an election is made, it may not be changed except as provided by the Secretary of the Treasury.

(b) In order to prevent the limitation of this Section 5.3 from being exceeded in any Plan Year, the Administrator may limit the amount of Matching Contribution allocated to Highly Compensated Employees. If the limitation of this Section 5.3 is exceeded as of the end of any Plan Year, the amount of such excess Matching Contributions shall, before the end of the next succeeding Plan Year, be forfeited (or not made, if applicable) to the extent not yet vested, and any remaining excess Matching Contributions shall then be distributed to those Highly Compensated Employees whose Matching Contributions require reduction. the amount of such excess and any income allocable thereon shall, before the end of the next succeeding Plan Year, be distributed to those Highly Compensated Employees whose Matching Contributions require reduction. The amount to be distributed shall be determined in the following manner, subject to the provisions of Code Section 401(m)(2) and any Income Tax Regulations to be issued thereunder. First, an excess aggregate contribution amount shall be determined by hypothetically reducing the Matching Contributions of those Highly Compensated Employees with the highest Actual Contribution Ratios to the extent required to meet the limitation, but not in excess of the amount that would reduce such ratios to the next highest Actual Contribution Ratio for a Highly Compensated Employee. If additional reduction is required, the hypothetical reduction process shall be repeated until the limitation is met. Second, there shall be an actual reduction of the dollar amounts of Matching Contributions for those Highly Compensated Employees with the highest dollar amounts of Matching Contributions in a total amount, together with any amounts not made or forfeited, as described above, equal to the excess aggregate contribution derived in the hypothetical reduction process described above. This reduction shall be accomplished by reducing the Elective Contributions of those Highly Compensated Employees to the extent required to satisfy the excess aggregate contribution amount, but not in excess of the amount that would reduce such dollar amounts to the next highest dollar amount for a Highly Compensated Employee. If additional reduction is required, the actual reduction process shall be repeated until the total actual reductions equal the excess aggregate contribution amount.

(c) For the purposes of satisfying the tests in Section 5.3(a) for any Plan Year, the Administrator may treat other Employer Contributions and Elective Contributions made with respect to such Plan Year as Matching Contributions. Any such treatment shall be subject to and in accordance with the provisions of Income Tax Regulations Section 1.401(m)-1(b)(5), as modified. The Administrator shall establish such accounting procedures as may be necessary to allow for the treatment provided in this Section 5.3(b), including the separate identification of such contributions.

5.4 Limitation on Multiple Use.

(a) In the event that the limits of both Sections 5.2(a)(1) and 5.3(a)(1) are exceeded with respect to any Plan Year, but the limitations of Sections 5.2(a)(2) and 5.3(a)(2) are met, further reductions in Elective Contributions and Matching Contributions for Highly Compensated Employees shall be required to the extent necessary to prevent such contributions from exceeding the aggregate limit described in (b) below.

(b) For each Plan Year, the aggregate limit is the greater of (1) or (2) where:

(1) is the sum of (A) the lesser of the Actual Deferral Percentage or the Actual Contribution Percentage of all Eligible Employees who are not Highly Compensated Employees for the preceding Plan Year, multiplied by 1.25, and (B) two percentage points plus the greater of the Actual Deferral Percentage or the Actual Contribution Percentage of all such Eligible Employees for the preceding Plan Year (but not more than 2.00 multiplied by such Actual Deferral Percentage or Actual Contribution Percentage); and

(2) is the sum of (A) the greater of the Actual Deferral Percentage or the Actual Contribution Percentage of all Eligible Employees who are not Highly Compensated Employees for the preceding Plan Year, multiplied by 1.25, and (B) two percentage points plus the lesser of the Actual Deferral Percentage or the Actual Contribution Percentage of all such Eligible Employees for the preceding Plan Year (but not more than 2.00 multiplied by such Actual Deferral Percentage or Actual Contribution Percentage).

(c) If the limitation of this Section 5.4 is exceeded as of the end of any Plan Year, the Administrator shall apply the reduction rules in Section 5.2(c) and/or 5.3(b) in accordance with procedures established by the Administrator for such purpose.

5.5 Determination of Allocable Income.

In the event Elective or Matching Contributions have to be distributed pursuant to Section 5.1, 5.2 or 5.4 with respect to any Plan Year, the amount of such distribution shall be adjusted to reflect the income (gain or loss) allocable to such amounts. The amount of income allocable to any such distribution shall be determined by the Administrator consistent with applicable law and under a method used for all such adjustments with respect to such Plan Year.

5.6 Limitations on Benefits.

Annual additions to a Participant’s Account in respect of any Plan Year may not exceed the limitations set forth in Code Section 415, which are incorporated herein by reference. For these purposes, “Annual Additions” shall have the meaning set forth in Code Section 415(c)(2), as modified elsewhere in the Code and in any regulations thereunder, and the limitation year shall mean the Plan Year unless any other 12-consecutive month period is designated pursuant to a written resolution adopted by the Employer. With respect to any Plan Year beginning prior to January 1, 2000, if a Participant also participates in any defined benefit Plan (as defined in Code Section 414(j) and 415(k)) maintained by the Employer or any Related Employer, in the event that in any Plan Year the sum of the Participant’s Defined Benefit Fraction (as defined in Code Section 415(e)(2)) and the Participant’s Defined Contribution Fraction (as defined in Code Section 415(e)(3)) exceeds 1.0, the benefit under such defined benefit plan or plans shall be reduced in accordance with the provisions of that plan or plans, so that the sum of such fractions in respect of the Participant will not exceed 1.0. If this reduction does not ensure that the limitation set forth in this Section 5.6 is not exceeded, then the Annual Addition to any defined contribution plan other than the Plan, shall be reduced in accordance with the provisions of that plan but only to the extent necessary to ensure that such limitation is not exceeded. In the event that after the adjustments made in accordance with Sections 5.1 through 5.5, amounts which would otherwise be allocated to a Participant’s Account under the Plan must be reduced by reason of the limitations of this Section 5.6, such reduction shall be made in the following order of priority, but only to the extent necessary:

(a) To the extent permitted by the Code and applicable law, the amount of Elective Contributions made on behalf of such Participant in respect of such Plan Year shall be refunded to the Participant; and then

(b) Matching Contributions made pursuant to Section 4.3 which are allocable to such Participant in respect of such Plan Year shall be reduced and the amount of such reduction shall be utilized to reduce Employer Contributions which would otherwise be made to the Plan: and then

(c) Employer Contributions made pursuant to Section 4.4 which are allocable to such Participant in respect of such Plan Year shall be reduced and the amount of such reduction shall be utilized to reduce Employer Contributions which would otherwise be made to the Plan.

ARTICLE VI

ACCOUNTS OF PARTICIPANTS—INVESTMENTS

6.1 Separate Accounting.

(a) Accounts—The Administrator shall establish and maintain in respect of each Participant an Account showing his interest under the Plan and in the Trust (including if the Administrator deems it appropriate, separate accounts reflecting the different types of contributions made by and on behalf of Participants, any separately identifiable investment funds, if applicable, and all other relevant data pertaining thereto). The establishment and maintenance of, or allocations and credits to the Account of any Participant shall not vest in any Participant any right, title or interest in and to any Plan assets or benefits except at the time or times and upon the terms and conditions and to the extent expressly set forth in the Plan and in accordance with the terms of the Trust.

(b) Value of Accounts—The value of any Account as of any date of determination shall be equal to:

(a) the aggregate amount credited to such Account as of the Valuation Date coinciding with or next preceding such date of determination, after all allocations as of such Valuation Date have been made, plus

(b) any amounts contributed to or otherwise to be credited to such Account since such Valuation Date, less

(c) any amounts distributed from or otherwise to be charged to such Account since such Valuation Date.

6.2 Investment of Accounts.

(a) Investment by Trustee—Except as otherwise provided in (b) below, the Accounts of Participants shall be invested by the Trustee in accordance with the terms of the Trust Agreement.

(b) Investment Funds for Accounts—The Trustee may cause to be established under the Trust separate funds for the investment of assets held in the Trust in order to provide differing investment opportunities for Participants to choose from. Any such separate fund may be established through separate accounting of a portion of the assets of the Trust, through the use of investment products offered by insurance companies, mutual funds or other similar financial institutions, by investment in stock or other permitted securities of the Employer or a Related Employer “Employer Stock”), or through the use of individual brokerage accounts. If established, the Trustee shall provide information to Participants concerning the nature of each such separate fund and may change the separate funds available to Participants as it deems appropriate. If applicable, the Trustee shall from time to time establish such rules and procedures for implementing the provisions of this Section 6.2(b) as it deems necessary, including without limitation, the use of prescribed forms, the imposition of reasonable time and notice requirements, the imposition of limitations on investment choices and transfers between the separate investment funds and the provision for periodic valuations during the Plan Year. All such rules and procedures shall be established and applied on a uniform and non-discriminatory basis to all persons similarly situated.

(c) Employer Stock—To the extent an investment fund described in (b) above is invested in Employer Stock, the Trustee may keep such amounts uninvested or invested in such investments other than Employer Stock as it deems necessary from time to time, as and to the extent provided for by, and consistent with, the terms of the Trust Agreement. A Participant’s Account shall reflect his interest in the assets of the Trust held for investments in Employer Stock. Such interest shall be accounted for in shares of Employer Stock to the extent possible, with fractions thereof being reflected in cash. Notwithstanding the foregoing, such accounting shall not entitle any Participant to any right title or interest to any specific shares of Employer Stock.

6.3 Valuation of Funds.

The Fund (and any separate investment funds, if applicable) shall be revalued at fair market value by the Trustee as of each Valuation Date. On the basis of the valuations as of each Valuation Date, the Accounts shall be adjusted to reflect the effect of income, collected and accrued, realized and unrealized profits and losses, expenses and all other transactions during the applicable period.

6.4 Notice to Participants.

Within a reasonable time after each Valuation Date, the Trustee shall notify each Participant or Beneficiary of the balance in such Participant’s Accounts as of such Valuation Date. If Valuation Dates occur more frequently than quarterly, the notification requirement of this section may be met by quarterly notification.

ARTICLE VII

BENEFITS

7.1 Distribution Upon Termination Of Employment.

(a) Entitlement—A Participant who terminates his employment for any reason other than death shall be entitled to receive a distribution of the value of his Vested Account as of the Valuation Date coinciding with or immediately following his termination of employment.

(b) De Minimis Distribution—If at the time he is entitled to a distribution, the value of a Participant’s Vested Account does not exceed $5,000, distribution shall be made to the Participant as soon as practicable in a single sum payment.

(c) Regular Distribution—If at the time he is entitled to a distribution the value of a Participant’s Vested Account exceeds $5,000, the Participant may elect, in accordance with procedures established by the Administrator, to receive distribution of his Vested Account in a single sum payment as soon as practicable, or to defer such distribution to any Valuation Date occurring on or after his termination of employment, but no later than the Valuation Date coinciding with or immediately following his Normal Retirement Date.

(d) Forfeiture—If a Participant terminates employment before becoming 100% vested in his Account in accordance with Section 7.3, the portion of his Account in which he has no vested rights shall be forfeited in accordance with Section 4.8.

7.2 Distribution Upon Death.

If a Participant dies while employed by the Employer or a Related Employer or before a distribution to which he is entitled in accordance with Section 7.1 has commenced, the value of his entire Account (or the distribution awaiting commencement in accordance with Section 7.1) as of the Valuation Date coinciding with or immediately following his death shall be distributed to his Beneficiary in a single sum payment. Such distribution shall be made as soon as practicable following such Valuation Date.

7.3 Vested Account.

(a) Employee Contributions—A Participant shall at all times be 100% vested in his Elective Contributions and Rollover Contributions.

(b) Employer Contributions—A Participant shall at all times be 100% vested in his Basic Matching Contributions. A Participant shall become 100% vested in his Discretionary Matching Account and Profit Sharing Account if he terminates employment (i) with at least five Years of Service, (ii) on or after attaining his Normal Retirement Date, or (iii) as a result of his death or Disability. If a Participant terminates employment prior to becoming 100% vested, he shall forfeit his Discretionary Matching Account and Profit Sharing Account in accordance with Section 4.8.

7.4 Statutory Payment Date.

(a) Notwithstanding any other provision of the Plan, and unless otherwise provided by law, any amount payable to a Participant who is a five-percent owner (as defined in Code Section 416(i)(1)(B)) at any time during the 5-Plan Year period ending in the calendar year in which such Employee attains age 70-1/2 shall commence no later than the April 1st of the calendar year following the calendar year in which the Participant attained age 70 1/2 or the April 1st following the end of any subsequent calendar year if he becomes a 5% owner during such subsequent calendar year (the appropriate April 1st being the “required beginning date” and the calendar year in which it occurs being the “first distribution calendar year”). If not made in a single sum payment, such amount shall be paid, in accordance with applicable regulations, (i) over the life of the Participant, (ii) over the life of the Participant and a designated Beneficiary, (iii) over a period certain not extending beyond the life expectancy of the Participant, or (iv) over a period certain not extending beyond the joint life expectancies of the Participant and a designated Beneficiary. The minimum distribution required for the Participant’s first distribution calendar year must be made on or before the Participant’s required beginning date. The minimum distribution for each other calendar year, including the minimum distribution for the year in which the Participant’s required beginning date occurs, must be made on or before December 31st of the applicable calendar year.

(c) Except as provided above, or with the Participant’s consent, distribution to the

Participant shall commence no later than 60 days after the close of the Plan Year in which occurs the latest of his Normal Retirement Date, his 10th anniversary of plan participation or his termination of employment.

7.5 Transferred Employees.

If a Participant ceases to be an Employee by reason of a transfer or employment to a class of employees of an Employer not eligible for participation or to a Related Employer which is not an Employer then, except as hereinafter provided, such Participant’s Account shall be held for distribution until such time as such Participant’s employment terminates.

7.6 Direct Rollover.

Solely to the extent required under applicable law and regulations, and notwithstanding any provision of the Plan to the contrary that would otherwise limit a Distributee’s election under this section 7.6, a Distributee may elect, at the time and in the manner prescribed by the Administrator, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover.

For purposes of this section 7.6, the following terms shall have the following meanings:

(i) Eligible Rollover Distribution: Solely to the extent required under applicable law and regulations, an Eligible Rollover Distribution is any distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee’s designated beneficiary, or for a specified period of 10 years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities); and, on or after January 1, 1999, any hardship distribution described in Section 401(k)(2)(B)(i)(IV) of the Code (subject to the right of the Plan Administrator to avail itself of any transitional relief promulgated in regard to such hardship distributions).

(ii) Eligible Retirement Plan: An Eligible Retirement Plan is an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Code Section 408(b), an annuity plan described in Code Section 403(a), or a qualified trust described in Code Section 401(a), that accepts the Distributee’s Eligible Rollover Distribution. However, in the case of an Eligible Rollover Distribution to a surviving spouse, an Eligible Retirement Plan is an individual retirement account or individual retirement annuity.

(iii) Distributee: A Distributee includes an employee or former employee. In addition, the employee’s or former employee’s spouse or former spouse who is the alternate payee under a Qualified Domestic Relations Order are Distributees with regard to the interest of the spouse or former spouse.

(iv) Direct Rollover: A Direct Rollover is a payment by the Plan to the Eligible Retirement Plan specified by the Distributee.

ARTICLE VIII

WITHDRAWALS DURING EMPLOYMENT

8.1 Permitted Withdrawals.

(a) Age 59 1/2 – Not more than once in any Plan Year, a Participant who has reached age 59 1/2 may withdraw all or any part of his Vested Account.

(b) Rollover – Not more than once in any Plan Year, a Participant may withdraw all or any part of his Rollover Account.

(c) Financial Hardship – Not more than once in any Plan Year, a Participant may elect to make a withdrawal from his Elective Account in the event of Financial Hardship. The amount available for withdrawal and the terms and conditions applicable to such withdrawal are set forth in Section 8.2.

(d) Procedures – The Administrator shall establish such procedures as it deems necessary for the processing of withdrawal requests and the disbursement of amounts withdrawn.

8.2 Financial Hardship.

(a) Hardship – A withdrawal under Section 8.1(a) must be on account of an immediate and heavy financial need of the Participant resulting from: (1) the purchase of a primary residence; (2) tuition expenses and related educational expenses for the next 12 months of post-secondary education for the Participant or his dependents; (3) payments to prevent eviction from or foreclosure on the mortgage of the Participant’s primary residence; (4) medical expenses of the Participant or his dependents previously incurred and not covered by insurance, or expenses necessary for the obtaining of medical care for the Participant or his dependents; (5) funeral and other expenses related to the death of a family member; or (6) any amounts necessary to pay federal, state and local income taxes or penalties reasonably anticipated to result from the distribution on account of any of the preceding hardships. Any withdrawal on account of Financial Hardship shall be limited to the amount of actual financial need that is unavailable to the Participant from the Participant’s other resources. The determination with respect to the Financial Hardship shall be made by the Administrator in accordance with this Section 8.2 and such determination shall be made on a nondiscriminatory basis, and applied uniformly to all Participants under similar circumstances.

(b) Amount Necessary To Satisfy Need—No amount may be withdrawn in accordance with Section 8.1(a) unless it is necessary to satisfy a Financial Hardship. The Administrator will make a determination that a withdrawal is necessary to satisfy a Financial Hardship of a Participant, provided that the Participant satisfies either (1) or (2) below:

(1) The Participant provides such information as the Administrator may reasonably require and certifies that the Financial Hardship will place him in immediate and heavy financial need and that he has insufficient funds reasonably available to meet this financial need and that the need cannot be relieved:

(A) Through reimbursement or compensation by insurance or otherwise,

(B) By reasonable liquidation of his assets, to the extent such liquidation would not itself cause an immediate and heavy financial need,

(C) By cessation of his contribution (including deferrals) to the Plan, or

(D) By other distributions or non-taxable (at the time of the loan) loans from the Plan or other plans maintained by an Employer, or by borrowing from commercial sources on reasonable commercial terms in an amount sufficient to satisfy the need, but only to the extent that any such loan would not itself increase the amount of such need.

(2) The Participant satisfies the following:

(A) The Participant has obtained all other available distributions and non-taxable loans available under this Plan or any other plan maintained by an Employer, but only to the extent that any such loan would not itself increase the amount of such financial need,

(B) For the 12-month period following the Financial Hardship withdrawal his Elective Contributions under this Plan and all other plans maintained by an Employer (as defined in Income Tax Regulation Section 1.401(k)-1(d)(2)(iv)(B)(4)) shall be suspended, and

(C) The maximum Elective Contribution for the Plan Year following the Plan Year in which the Financial Hardship withdrawal occurs is reduced by the amount of his Elective Contributions made in the Plan Year in which the Financial Hardship withdrawal occurs.

(c) Maximum Amount – In no event shall the portion of any withdrawal on account of Financial Hardship which is drawn from a Participant’s Elective Account exceed the amount of the Participant’s actual Elective Contributions to the Plan (excluding any amounts treated as Elective Contributions in accordance with Section 4.2(b)), less any such amounts previously withdrawn in accordance with this Section 8.2

(d) The Administrator shall establish such procedures as it deems necessary to carry out the provisions of this Section 8.2.

8.3 Participant Loans.

(a) Permitted Loans – Upon written application of a Participant, the Administrator may direct that a loan from the Trust be made to such Participant from his Vested Account. In order to apply for a loan, a Participant shall complete a loan application form provided by the Administrator and provide any additional documentation or financial information which the loan request form or the Administrator requests. Loans shall be made available to Participants in a uniform and nondiscriminatory manner with all Participants in similar circumstances being treated alike. Upon receipt of a completed loan application, the Administrator shall review the application and notify the Participant in a reasonable period of time whether the loan has been approved or denied. The application for a loan, approval or denial of the loan and the resulting loan must be made in accordance with the provisions of this Section 8.3.

(b) Maximum Loan – The maximum permissible loan available shall not exceed the lesser of:

(1) $50,000 reduced by the excess (if any) of:

(A) the highest outstanding balance of loans to the Participant from the Plan (and all other qualified Plans of any Employer or Related Employer) during the one-year period ending on the day before the date on which the loan was made, over

(B) the outstanding balance of loans to the Participant from the Plan (and all other qualified Plans of any Employer or Related Employer) on the date on which such loan was made, or

(2) 50% of his Vested Account.

(c) Frequency – A Participant may not have more than one loan outstanding at any time.

(d) Minimum Loan – No loan shall be granted for less than $1,000.

(e) Repayment – Any loan made pursuant to this Section 8.3 must generally be repaid within a period not to exceed the earlier of termination of employment or five years. However, the Administrator, in its discretion, may grant a loan, the purpose of which is the acquisition of the primary residence of the Participant in which case such loan shall be paid over a reasonable period of time. The period and method of repayment for any loan shall be determined by the Administrator. Except as may be provided by applicable law, each loan to which this Section applies must provide for a substantially level amortization of the loan with payments being made not less frequently than quarterly. The method of timing for repayment of any loan hereunder shall be determined at the time the loan is made and a copy shall be kept with the promissory note referred to below. Repayment of any loan shall be by payroll deduction, unless otherwise agreed to by the Administrator.

(f) Interest – Loans from the Plan shall bear a reasonable rate of interest and shall be determined by the Administrator by reference to the prevailing interest rate charged by commercial lenders under similar circumstances on the date the loan is made. The interest rate, once fixed, shall remain in effect for the duration of the loan. The Administrator shall determine the rate on the first day of every month for loans granted during that month.

(g) Adequate Security – Each loan shall be evidenced by a promissory note and such note shall be held as an asset of the Trust in a segregated account applicable to the Participant to whom the loan is granted. The loan shall be collateralized with 50 percent of the Participant’s Vested Account. The Administrator may require such additional collateral as deemed necessary depending on the type of loan being made. The type of additional collateral shall be determined on the same basis as would be used in a normal commercial setting by an entity in the business of making similar loans.

(h) Source of Loan – All loans shall be taken from a Participant’s Vested Account in the following order, until satisfied: first from his Rollover Account, then from his Profit Sharing Account, Matching Account and Elective Account.

(i) Default – In the event of the death, retirement or termination of employment of a Participant prior to the time the loan is repaid, or failure to comply with any terms of the loan, the loan shall be considered to be in default (subject to a 90 day grace period) unless suitable repayment terms have been established by the Administrator, and the balance of such loan shall become due and payable with such repayment being satisfied by (i) satisfying the indebtedness from the amount held in the Participant’s Account before making payments to the Participant or his Beneficiary, (ii) by an adjustment to any outstanding payroll due to the Participant, (iii) sale, foreclosure or disposal of any collateral which was required to secure the loan in addition to the Participant’s Account and, lastly, (iv) from any other assets of the Participant. Notwithstanding the preceding, in no event shall a distribution occur prior to a distributable event pursuant to Article VII.

ARTICLE IX

DESIGNATION OF BENEFICIARIES

9.1 Beneficiary Designation.

Each Participant shall file with the Administrator a written designation of one or more persons as the Beneficiary who shall be entitled to receive the amount, if any, payable under the Plan upon his death. A Participant may from time to time revoke or change his Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Administrator. Notwithstanding the foregoing, if the Participant is married, his spouse must consent in writing to the designation of a Beneficiary other than the Participant’s spouse (unless the Administrator makes a written determination in accordance with the Code and applicable law that no such consent is required). The last such designation received by the Administrator shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Administrator prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt.

9.2 Lack of Designated Beneficiary.

If no valid Beneficiary designation is in effect at the time of a Participant’s death, or if no validly designated Beneficiary survives the Participant or if each surviving validly designated Beneficiary is legally impaired or prohibited from taking, then the Participant’s Beneficiary shall be his surviving spouse, if any, or if the Participant has no surviving spouse, then his estate. If the Administrator is in doubt as to the right of any person to receive such amount, it may retain such amount, without liability for any interest thereon, until the rights thereto are determined, or the Administrator may pay such amount into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Plan and the Trust therefor.

ARTICLE X

MANAGEMENT OF TRUST FUND

10.1 Use of Trust Fund.

The Trust Fund shall be used to provide the benefits and pay the expenses of this Plan and of the Trust Fund and, except as otherwise provided in Section 4.6, no part of the corpus or income shall be used for or diverted to purposes other than for the exclusive benefit of Participants and their Beneficiaries and the payment of expenses of this Plan.

10.2 Trustee.

The Trust Fund shall be held in trust by a Trustee appointed from time to time by the Employer with such powers and duties in the Trustee as shall be provided in the Trust Agreement between the Trustee and the Employer. Subject to the provisions of the Trust Agreement, the Trustee shall be the named fiduciary with respect to the control or management of the assets of the Plan.

10.3 Investments.

The investment of the Trust Fund shall be in accordance with Article VI and with the provisions of the Trust Agreement between the Trustee and the Employer.

10.4 Payment of Expenses.

The administrative and other expenses of the Plan shall be paid out of the Trust Fund unless paid by the Employer.

ARTICLE XI

ADMINISTRATION OF THE PLAN

11.1 The Administrator.

(a) The Plan shall be administered by an Administrator which shall have general responsibility for the administration and interpretation of the Plan (including, but not limited to, complying with applicable reporting and disclosure requirements, establishing and maintaining Plan records, issuing instructions to the Trustee regarding the benefits that are to be paid from the Trust Fund to Participants and Beneficiaries and adopting amendments to the Plan as described in Section 12.1) and may exercise such other rights and powers as may be specifically granted to it herein or by the Principal Employer. Any interpretation of any term or provision of the Plan by the Administrator shall be binding and conclusive as to all affected parties unless such interpretation is determined to be arbitrary and capricious by a court of competent jurisdiction.

(b) The Administrator shall periodically review the investment performance and methods of the Trustee and any other funding agency, including any insurance company under the Plan, and may appoint and remove or change the Trustee and any such funding agency. The Administrator shall have the power to appoint or remove one or more investment managers and to delegate to such manager authority and discretion to manage (including the power to acquire and dispose of) the assets of the Plan, provided that (i) each manager with such authority and discretion shall be either a bank, an insurance firm or a registered investment adviser under the Investment Advisers Act of 1940 and shall acknowledge in writing that it is a fiduciary with respect to the Plan and (ii) the Administrator shall periodically review the investment performance and methods of each manager with such authority and discretion. The Administrator shall determine any requirements and objectives of the Plan which may be pertinent to the investment of Plan assets and shall establish investment standards and policies incorporating such requirements and objectives and communicate the same to the Trustee (or other funding agencies under the Plan). If annuities are to be purchased under the Plan, the Administrator shall determine what contracts should be made available to terminated Participants or purchased by the Trust.

11.2 Indemnity.

To the maximum extent permitted by law, no person acting in the capacity of Administrator (including any member of any committee acting as such) shall be personally liable by reason of any contract or other instrument executed by him or on his behalf in the performance of the duties of the Administrator nor for any mistake of judgment made in good faith, and the Employer shall indemnify and hold harmless, directly from its own assets (including the proceeds of any insurance policy the premiums of which are paid from the Employer’s own assets), such person and each other officer, employee, or director of the Employer to whom any duty or power relating to the administration or interpretation of the Plan or to the management and control of the assets of the Plan may be delegated or allocated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Employer) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or bad faith.

11.3 Services to the Plan.

The Administrator may arrange for the engagement of such legal counsel, who may be counsel for the Employer, and make use of such agents, professional and clerical or other personnel as they each shall require or may deem advisable for purposes of the Plan. The Administrator may rely upon the written opinion of such counsel and any actuary and accountants engaged by the Administrator and may delegate to any such agent or to any sub-committee or member of the Administrator its authority to perform any act hereunder, including without limitation those matters involving the exercise of discretion, provided that such delegation shall be subject to revocation at any time at the discretion of the Administrator. The Administrator shall report to the Principal Employer, at such times as shall be specified by the Principal Employer, with regard to the matters for which it is responsible under the Plan.

11.4 Administrator Records.

The Administrator shall appoint an individual who shall cause to be kept full and accurate accounts of receipts and disbursements of the Plan, and shall cause to be deposited all funds of the Plan to the name and credit of the Plan, in such depositories as may be designated by the Administrator. Such individual shall cause to be disbursed the monies and funds of the Plan when so authorized by the Administrator and shall generally perform such other duties as may be assigned to him from time to time by the Administrator. All demands for money of the Plan shall be signed by such officer or officers or such other person or persons as the Administrator may from time to time designate in writing.

11.5 Claims Procedure.

(a) All claims for benefits under the Plan shall be submitted to, and within a reasonable period of time, decided in writing by the Administrator. Written notice of the decision on each such claim shall be furnished reasonably promptly to the claimant. If the claim is wholly or partially denied, written notice of the denial shall be furnished within 90 days after receipt of the claim; provided, however, that, if special circumstances require an extension of time for processing the claim, an additional 90 days from the end of the initial period shall be allowed for processing the claim, in which event the claimant shall be furnished with a written notice of the extension prior to the termination of the initial 90-day period indicating the special circumstances requiring an extension. Such written notice shall set forth an explanation of the specific findings and conclusions on which such denial is based.

(b) A claimant may review all pertinent documents and may request a review by the Administrator of such a decision denying the claim. Such a request shall be made in writing and filed with the Administrator within 60 days after delivery to the claimant of written notice of the decision. Such written request for review shall contain all additional information which the claimant wishes the Administrator to consider. The Administrator may hold any hearing or conduct any independent investigation which it deems necessary to render its decision, and the decision on review shall be made as soon as possible after the Administrator’s receipt of the request for review. Written notice of the decision on review shall be furnished to the claimant within 60 days after receipt by the Administrator of a request for review, unless special circumstances require an extension of time for processing, in which event an additional 60 days shall be allowed for review and the claimant shall be so notified in writing. Such notice of denial shall include specific reasons for such decision. For all purposes under the Plan, such decisions on claims (where no review is requested) and decisions on review (where review is requested) shall be final, binding and conclusive on all interested persons as to any matter of fact or interpretation relating to the Plan.

11.6 Communications.

Any notice, election, application, instruction, designation or other form of communication required to be given or submitted by any Participant, other Employee or Beneficiary shall be in such form as is prescribed from time to time by the Administrator, sent by first class mail or delivered in person or by such other suitable means, and shall be deemed to be duly given only upon actual receipt thereof by the Administrator. Any notice, statement, report and other communication from the Employer or the Administrator to any Participant, other Employee or Beneficiary required or permitted by the Plan shall be deemed to have been duly given when delivered to such person or mailed by first class mail to such person at his address last appearing on the records of the Employer or the Administrator. Each person entitled to receive a payment under the Plan shall file in accordance herewith his complete mailing address and each change therein. A check or communication mailed to any person at his address on file with the Employer or the Administrator shall be deemed to have been received by such person for all purposes of the Plan, and no employee or agent of the Employer or member of the Administrator shall be obliged to search for or ascertain the location of any such person except as required by ERISA. If the Administrator is in doubt as to whether payments are being received by the person entitled thereto, it may, by registered mail addressed to such person at his address last known to the Administrator, notify such person that all future payments will be withheld until such person submits to the Administrator his proper mailing address and such other information as the Administrator may reasonably request.

11.7 Information From Participant.

Each Participant shall file with the Administrator such pertinent information concerning himself and his Beneficiary, and each Beneficiary shall file with the Administrator such information concerning himself, as the Administrator may specify, and in such manner and form as the Administrator may specify or provide, and no Participant or Beneficiary shall have the right or be entitled to any benefits or further benefits under the Plan unless such information is filed by him or on his behalf.

ARTICLE XII

TERMINATION OF EMPLOYER PARTICIPATION

12.1 Right of Termination.

Any Employer may terminate its participation in the Plan by giving the Principal Employer prior written notice specifying a termination date which shall be the last day of a month at least 60 days subsequent to the date such notice is received by the Principal Employer. The Principal Employer may terminate any Employer’s participation in the Plan, as of any termination date specified by the Principal Employer.

12.2 Rights of Participants on Termination.

To the maximum extent permitted by ERISA, the rights of Participants no longer employed by the Employer and former Participants and their Beneficiaries and surviving spouses shall be unaffected by a termination of the Plan as to any Employer. Subject to the provisions of Section 13.3, the benefits provided under the Plan with respect to each Participant in service with such Employer as of the termination date will be paid or forfeited in accordance with the Plan as if such termination had not occurred, except that the Administrator may direct the Trustee to segregate such portion of the assets of the Trust (the “Distributable Reserve”) as shall be properly allocable in accordance with ERISA to the active employees of such Employer and direct the Trustee to apply the Distributable Reserve for the benefit of the Participants employed by the Employer as of the termination date in such manner as the Administrator shall determine including, without limitation, a transfer to a successor employee benefit plan which is qualified under Code Section 401(a); provided, however, that in the event of any transfer of assets to a successor employee benefit plan, the provisions of Section 13.4 will apply. Any such payments or transfers of the Distributable Reserve shall constitute a complete discharge of all liabilities under the Plan with respect to such Employer’s participation in the Plan and any Participant then employed by such Employer. To the maximum extent permitted by ERISA, the termination of the Plan as to any Employer shall not in any way affect any other Employer’s participation in the Plan.

ARTICLE XIII

AMENDMENT OR TERMINATION

OF THE PLAN AND TRUST

13.1 Right of Amendment or Termination.

(a) Subject to (b) and (c) below, the Principal Employer reserves the right at any time to amend, suspend or terminate the Plan, any contributions thereunder, the Trust or any contract issued by an insurance carrier forming a part of the Plan, in whole or in part and for any reason and without the consent of any Employer, Participant, Beneficiary or surviving spouse; provided, however, that the Administrator may adopt amendments which do not materially affect the cost of the Plan and which may be necessary or appropriate to facilitate the administration, management or interpretation of the Plan or to conform the Plan thereto, to qualify or maintain the Plan and Trust as a plan and trust meeting the requirements of Code Sections 401(a) and 501(a) or any other provision of applicable law (including ERISA), and may exercise such additional powers and authority as may be granted by the Principal Employer from time to time.

(b) No amendment or modification shall be made which would retroactively impair any rights to any benefit under the Plan which any Participant, Beneficiary or surviving spouse would otherwise have had at the date of such amendment by reason of the contributions theretofore made, except to such extent as may be necessary or appropriate to qualify or maintain the Plan and Trust as a plan and trust meeting the requirements of Code Sections 401(a) and 501(a) or any other provision of applicable law (including ERISA), or make it possible for any part of the funds of the Plan (other than such part as is required to pay taxes, if any, and administrative expenses as provided in Section 10.4) to be used for or diverted to any purposes other than for the exclusive benefit of Participants and their Beneficiaries and surviving spouses prior to the satisfaction of all liabilities with respect thereto.

(c) Any amendment, modification, suspension or termination of any provisions of the Plan may be made retroactively if necessary or appropriate to qualify or maintain the Plan and Trust as a plan and trust meeting the requirements of Code Sections 401(a) and 501(a) or any other provision of applicable law.

13.2 Notice.

Notice of any amendment, modification, suspension or termination of the Plan shall be given by the Employer or the Administrator, whichever adopts the amendment, to the other and, where and to the extent required by law, to Participants and other interested parties.

13.3 Plan Termination.

(a) Upon termination of the Plan, no amount shall thereafter be payable under the Plan to or in respect of any Participant except as provided in this Article XIII, and to the maximum extent permitted by ERISA, transfers or distributions of the assets of the Plan as provided in this Article XIII shall constitute a complete discharge of all liabilities under the Plan. The Administrator shall remain in existence and all of the provisions of the Plan which in the opinion of the Administrator are necessary for the execution of the Plan and the distribution or transfer of the assets of the Plan shall remain in force. All determinations and notifications referred to in this Article XIII shall be in form and substance satisfactory to counsel for the Plan.

(b) Upon the complete or partial termination of the Plan, or upon the complete discontinuance of contributions hereunder, the Account of each affected Participant shall be determined promptly and, if not already fully vested, shall become fully vested and nonforfeitable. Distribution to the affected Participants thereafter shall be made in one of the manners and on the appropriate date or dates described in Article VII. Until fully distributed, each Account shall continue to be revalued in accordance with the provisions of Article VI.

13.4 Successor Plan.

No transfer of the Plan’s assets and liabilities to a successor employee benefit plan (whether by merger or consolidation with such successor plan or otherwise) shall be made unless each Participant would, if either the Plan or such successor plan then terminated, receive a benefit immediately after such transfer which (after taking account of any distributions or payments to them as part of the same transaction) is equal to or greater than the benefit he would have been entitled to receive immediately before such transfer if the Plan had then been terminated. The Trustee may also request appropriate indemnification from the employer or employers maintaining such successor plan before making such a transfer.

ARTICLE XIV

TOP HEAVY PROVISIONS

14.1 Top Heavy Plan.

(a) Notwithstanding any other provisions of the Plan, the provisions of this Article XIV shall apply and supersede all other provisions of the Plan during each Plan Year with respect to which the Plan is determined to be a Top Heavy Plan.

(b) The Plan will be considered a Top Heavy Plan for any Plan Year if it is determined to be a Top Heavy Plan as of the last day of the preceding Plan Year or, with respect to the first Plan Year, the last day of such Plan Year (the “Determination Date”).

(c) For any Plan Year, the Plan will be a Top Heavy Plan if any of the following conditions exist:

(i) The Plan is not part of a Required Aggregation Group or Permissive Aggregation Group and the Top Heavy Ratio for the Plan exceeds 60 percent.

(ii) The Plan is part of a Required Aggregation Group but not part of a Permissive Aggregation Group and the Top Heavy Ratio for the Required Aggregation Group exceeds 60 percent.

(iii) The Plan is part of a Required Aggregation Group and a Permissive Aggregation Group and the Top Heavy Ratio for the Permissive Aggregation Group exceeds 60 percent.

14.2 Special Definitions.

For purposes of this Article XIV and as otherwise used in the Plan, the following terms shall have the meanings set forth below:

(a) “Valuation Date” means the Determination Date. Participants’ Accounts shall be valued on the Valuation Date for purposes of determining the Top Heavy Ratio.

(b) “Required Aggregation Group” means (i) the group composed of each qualified plan maintained by the Employer or any Related Employer in which at least one Key Employee participates or participated in the Plan Year containing the Determination Date or any of the four preceding Plan Years, regardless of whether the plan has been terminated, and (ii) any other qualified plan maintained by the Employer or any Related Employer which enables a plan described in clause (i) during the period tested to meet the requirements of Code Section 401(a)(4) or 410.

(c) “Permissive Aggregation Group” means the Required Aggregation Group plus any other qualified plan or plans maintained by the Employer or any Related Employer which, when considered as a group, would continue to satisfy the requirements of Code Sections 401(a)(4) and 410 with such other plans being taken into account.

(d) “Key Employee” means any employee or former employee (and the Beneficiaries of such employee) of the Employer who at any time during the Plan Year containing the Determination Date and the four preceding Plan Years was (i) an officer of the Employer whose annual compensation from the Employer exceeds 50 percent of the dollar limitation in effect under Code Section 415(b)(l)(A) for the calendar year in which the Plan Year ends, (ii) one of the 10 largest owners within the meaning of Code Section 318) whose annual compensation from the Employer exceeds 100 percent of the dollar limitation in effect under Code Section 415(c)(l)(A), (iii) a five-percent owner of the Employer, or (iv) a one-percent owner of the Employer whose annual compensation from the Employer exceeds $150,000. For the purpose of determining who are Key Employees, “annual compensation” means compensation as defined in Code Section 415(c)(3), but including amounts contributed by the Employer pursuant to a salary reduction agreement which are excludable from the Employee’s gross income under Code Sections 125, 402(e)(3), 402(h) or 403(b).

(e) “Non-Key Employee” means any employee or former employee (and the Beneficiaries of such employee) of the Employer who is not a Key Employee.

(f) “Top Heavy Ratio”

(i) If the Employer maintains one or more defined contribution plans (including any Simplified Employee Pension Plan) and the Employer has not maintained any defined benefit plan which during the five-year period ending on the Determination Date has or has had accrued benefits, the Top Heavy Ratio for this Plan, or for the Required or Permissive Aggregation Group, as appropriate, is a fraction, the numerator of which is the sum of the Account balances of all Key Employees as of the Determination Date (including any part of any Account balance distributed in the five-year period ending on the Determination Date) and the denominator of which is the sum of all Account balances (including any part of any Account balance distributed in the five-year period ending on the Determination Date), both computed in accordance with Code Section 416 and the regulations thereunder. Both the numerator and denominator of the Top Heavy Ratio shall be increased to reflect any contribution not actually made as of the Determination Date, but which is required to be taken into account on that date under Code Section 416 and the regulations thereunder.

(ii) If the Employer maintains one or more defined contribution plans (including any Simplified Employee Pension Plan) and the Employer maintains or has maintained one or more defined benefit plans which, during the five-year period ending on the Determination Date, has or has had any accrued benefits, the Top Heavy Ratio for any Required or Permissive Aggregation Group, as appropriate, is a fraction, the numerator of which is the sum of Account balances under the aggregated defined contribution plans for all Key Employees, determined in accordance with (i) above, and the present value of accrued benefits under the aggregated defined benefit plans for all Key Employees as of the Determination Date, and the denominator or which is the sum of the Account balances under the aggregated defined contribution plans for all Participants, determined in accordance with (i) above, and the present value of accrued benefits under the defined benefit plans for all Participants as of the Determination Date, all determined in accordance with Code Section 416 and the regulations thereunder. The accrued benefits under a defined benefit plan in both the numerator and denominator of the Top Heavy Ratio shall be increased for any distribution of an accrued benefit made in the five-year period ending on the Determination Date.

(iii) For purposes of (i) and (ii) above, the value of Account balances and the present value of accrued benefits will be determined as of the most recent Valuation Date that falls within or ends with the 12-month period ending on the Determination Date, except as provided in Code Section 416 and the regulations thereunder for the first and second plan years of a defined benefit plan. The Account balances and accrued benefits of a Participant who is not a Key Employee but who was a Key Employee in a prior year, or who has not been credited with at least one Hour of Service with any Employer at any time during the five-year period ending on the Determination Date will be disregarded.

(iv) The calculations of the Top Heavy Ratio, and the extent to which distributions, rollovers and transfers are taken into account will be made in accordance with Code Section 416 and the regulations thereunder. When aggregating plans, the value of Account balances and accrued benefits will be calculated with reference to the Determination Dates that all within the same calendar year.

(v) The accrued benefit of a Participant other than a Key Employee shall be determined under the method, if any, that uniformly applies for accrual purposes under all defined benefit plans maintained by the Employer, or if there is no such method, as if such benefit accrued not more rapidly than the slowest accrual rate permitted under the fractional rule of Code Section 411(b)(l)(C).

(g) “Super Top Heavy Plan” means a Top Heavy Plan which would continue to be a Top Heavy Plan if 90 percent were substituted for 60 percent each place it appears in the definition of Top Heavy Plan.

14.3 Minimum Contributions.

(a) Except as otherwise provided below, the Employer Contributions allocated on behalf of any non-key Employee shall not be less than the lesser of three percent of such Participant’s Compensation or, if the Employer has no defined benefit plan which designates this Plan to satisfy Code Section 401(a), the largest percentage of Employer Contributions, as a percentage of the Key Employee’s Compensation, allocated on behalf of any Key Employee for that year. For purposes of this Section 14.3, “Compensation” means compensation as defined in Section 1.415-2(d) of the Income Tax Regulations.

(b) The provisions of (a) above shall not apply to any Participant who was not employed by the Employer on the last day of the Plan Year or to any Participant to the extent he is covered under any other plan or plans of the Employer and the Employer has provided that the minimum allocation or benefit requirement applicable to Top Heavy Plans will be met in such other plan or plans.

(c) If the Plan is a Super Top Heavy Plan, the allocation of Employer contributions shall, in any Plan Year for any Participant who is not a Key Employee, be equal to the lesser of four percent of such Participant’s compensation or the percentage of compensation for the Key Employer for whom such percentage is the highest for such Plan Year.

(d) For purposes of this Section 14.3, all defined contributions plans in the Required Aggregation Group shall be treated as a single plan. If the Required Aggregation Group includes both a defined benefit plan and the Plan, a minimum benefit shall be provided in the defined benefit plan and offset by the benefit provided in the Plan.

14.4 Combination of Plans.

For each Plan Year beginning prior to January 1, 2000 that the Plan is a Top Heavy Plan, 1.0 shall be substituted for 1.25 as the multiplicand of the dollar limitation in determining the denominator of the defined benefit plan fraction and of the defined contribution plan fraction for purposes of Plan Section 5.6 and Code Section 415(e).

14.5 Other Plans.

The Trustee shall, to the maximum extent permitted by the Code and in accordance with the regulations thereunder, apply the provisions of this Article XIV by taking into account the benefits payable and the contribution made under all other defined contribution plans and defined benefit plans maintained by the Employer or any Related Employer which are qualified under Code Section 401(a) to prevent inappropriate omissions or required duplications or minimum benefits or contributions.

ARTICLE XV

GENERAL LIMITATIONS AND PROVISIONS

15.1 Rights of Employer.

Nothing contained in the Plan shall give any employee the right to be retained in the employment of the Employer or any Related Employer or affect the right of any such employer to dismiss any employee. The adoption and maintenance of the Plan shall not constitute a contract between the Employer and any employee or consideration for, or an inducement to or condition of, the employment of any employee.

15.2 Trust as Source of Benefits.

Any and all rights or benefits accruing to any persons under the Plan shall be subject to the terms of the Trust Agreement which the Employer shall enter into with the Trustee. The Trust shall be the sole source of benefits under the Plan and, except as otherwise required by ERISA, the Employer and the Trustee assume no liability or responsibility for payment of such benefits, and each Participant, Surviving Spouse, Beneficiary or other person who shall claim the right to any payment under the Plan shall be entitled to look only to the Trust for such payment and shall not have any right, claim or demand therefor against the Employer, or the Trustee or any member thereof or any employee or director of the Employer.

15.3 Incompetent Payee.

If the Administrator shall find that any person to whom any amount is payable under the Plan is found by a court of competent jurisdiction to be unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due him or his estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Administrator so elects, be paid to his Spouse, a child, a relative, an institution maintaining or having custody of such person, or any other person deemed by the Administrator to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Plan and the Trust therefor.

15.4 Nonalienation of Benefits.

Except insofar as may otherwise be required by law or pursuant to the terms of a Qualified Order, no amount payable at any time under the Plan and the Trust shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind nor in any manner be subject to the debts or liabilities of any person and any attempt to so alienate or subject any such amount, whether presently or thereafter payable, shall be void. If any person shall attempt to, or shall, alienate, sell, transfer, assign, pledge, attach, charge or otherwise encumber any amount payable under the Plan and Trust, or any part thereof, or if by reason of his bankruptcy or other event happening at any such time such amount would be made subject to his debts or liabilities or would otherwise not be enjoyed by him, then the Administrator may, in accordance with procedures applied in a uniform and nondiscriminatory manner, direct that such amount be withheld and that the same or any part thereof be paid or applied to or for the benefit of such person, his Spouse, children or other dependents, or any of them, in such manner and proportion as the Administrator may deem proper. For purposes of the Plan, a “Qualified Order” means any judgment, order, settlement, decree, or the like, under which the Participant is ordered or required to pay an amount pursuant to a Qualified Domestic Relations Order, within the meaning of Code Section 414(p)(l), or an order or requirement described in Code Section 401(a)(13)(C).

15.5 Lost Payee.

If the Administrator cannot ascertain the whereabouts of any person to whom a payment is due under the Plan, including an alternate payee under a Qualified Order, as provided in Section 15.4, and if, after three years from the date such payment is due, a notice of such payment due is mailed to the last known address of such person, as shown on the records of the Administrator or the Employer, and within three months after such mailing such person has not made written claim therefor, the Administrator, if it so elects, after receiving advice from counsel to the Plan, may direct that such payment and all remaining payments otherwise due to such person be canceled on the records of the Plan and the amount thereof applied to reduce the contributions of the Employer, and upon such cancellation, the Plan and the Trust shall have no further liability therefor, except that, in the event such person later notifies the Administrator of his whereabouts and requests the payment or payments due to him under the Plan, the amount so applied shall be paid to him as provided in Article VII.

15.6 Insurance Contracts.

If the payment of any benefit under the Plan is provided for by a contract with an insurance firm, the payment of such benefit shall be subject to all the provisions of such contract.

15.7 Gender.

Whenever used in the Plan, the masculine gender includes the feminine.

15.8 Captions.

The captions preceding the Sections of the Plan have been inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provisions of the Plan.

15.9 Governing Law.

The Plan and all rights thereunder shall be governed by and construed in accordance with ERISA and the laws of the State of California.

In WITNESS WHEREOF the Employer has caused this amended and restated Plan to be executed this 2nd day of January, 2001

ATTEST:	IMPAC FUNDING CORPORATION

/s/ Julia Williams	By:	/s/ Richard J. Johnson
	Title:	EVP, CFO